CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2002 relating to the financial statements and financial highlights which appear in the September 30, 2002 Annual Report to Shareholders of AFD Exchange Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Accountants", and "Financial Statements and Independent Accountant's Report" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
January 24, 2003

00250.0163 #380290